EXHIBIT 99.2

                            UNAUDITED PRO FORMA DATA

                  The pro forma financial data presented below gives effect to the offering of the mortgage notes and borrowings under Venetian's new facilities, the repayment, redemption or repurchase of all of Venetian's outstanding indebtedness (collectively, the "Refinancing Transactions") and borrowings of approximately $50.0 million under some of our new senior secured credit facilities to fund development of the Phase IA Addition.

                                                                       YEAR END          THREE MONTHS ENDED
                                                                   DECEMBER 31, 2001       MARCH 31, 2002
                                                                   -----------------     ------------------
                                                                               (in thousands)
Interest expense, net of amounts capitalized (1)..............      $    (124,053)         $     (29,212)

Interest expense on indebtedness to Las Vegas Sands, Inc.'s
     principal stockholder (1)................................                 --                     --

Other income (expense) (2)....................................              1,385                    181

Income (loss) before preferred return and extraordinary item..            (13,389)                 7,585

Income (loss) before extraordinary item.......................            (34,155)                (1,922)

Ratio of EBITDA to net interest expense.......................              1.2x                   1.6x

Ratio of earnings to fixed charges (3)........................                --                    1.1x



                                                          AS OF MARCH 31, 2002
                                                            PRO FORMA (1)(4)
                                                          --------------------
                                                             (in thousands)
BALANCE SHEET DATA:

   Cash and cash equivalents...........................      $       57,335

   Restricted cash.....................................             235,435

   Total assets........................................           1,528,144

   Total debt..........................................           1,255,000

   Stockholders' equity (deficit)......................             (59,213)


--------------------------------

(1) The pro forma financial columns give effect to the net increase in interest expense due to the Refinancing Transactions and the funding of the Phase IA Addition as follows:

                                                                      YEAR END          THREE MONTHS ENDED
                                                                  DECEMBER 31, 2001       MARCH 31, 2002
                                                                  -----------------     ------------------
                                                                              (in thousands)
     Historical net interest expense (including interest
          expense on indebtedness to Las Vegas Sands, Inc.'s
          principal stockholder)..............................     $    110,744           $     26,716

     Less:

     Interest expense due to retirement of indebtedness under
          the Refinancing Transactions, at actual historical
          amounts.............................................         (102,954)               (24,201)

     Interest expense related to amortization of deferred
          offering costs and original issue discount, at
          actual historical amounts...........................           (8,689)                (2,664)

     Plus:

     Assumed interest expense on mortgage notes (assumed
          11.0% fixed rate)...................................           93,500                 23,375

     Assumed interest expense on $50 million term loan
          (weighted average interest rates of 6.7% and
          4.9%) (a)...........................................            3,360                    608

     Assumed interest expense on $250 million term loan
          (weighted average interest rates of 6.7% and
          4.9%) (a)...........................................           16,798                  3,041

     Assumed interest expense on $105 million mall loan
          facility (weighted average interest rates of 5.5%
          and 3.6%) (a).......................................            5,743                    949

     Assumed amortization of deferred offering costs and
          commitment fees, based on estimated offering costs
          and using a weighted average life of approximately
          6.7 years...........................................            5,551                  1,388
                                                                   ------------           ------------
                                                                   $    124,053           $     29,212
                                                                   ============           ============

         (a) Based on actual weighted average one-month LIBOR rates during the respective period (3.7% and 1.9%) plus the assumed spread for the new indebtedness.

         Had interest rates been 1/8% higher during the year ended 2001 and the three months ended March 31, 2002, the impact on the variable rate indebtedness would have caused pro forma interest expense for each period to increase to $0.5 million and $0.1 million.

(2) Pro forma other income (expense) reflects the assumed elimination of the interest rate floor agreement and the related mark-to-market adjustments during the year ended 2001 and the three months ended March 31, 2002 of ($1,938,000) and $670,000.

(3) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before preferred return and extraordinary item, plus our proportionate share of the loss on our equity investment, amortization of capitalized interest and fixed charges, and less preferred return and interest capitalized. "Fixed charges" consist of interest expense, whether expensed or capitalized, amortization of debt discount and debt financing costs, preferred return and one-third of lease expense, which we believe is representative of the interest component of lease expense - primarily comprised of rent expense associated with the heating and air conditioning provider. For the pro forma year ended 2001, earnings were insufficient to cover fixed charges by $32.3 million. Accordingly, this ratio has not been presented.

 (4) Pro forma cash and cash equivalents assumes $22.0 million of excess proceeds after giving effect to the Refinancing Transactions and the funding of the Phase IA Addition. Pro forma restricted cash represents the borrowing of $235.0 million of the proceeds from the Refinancing Transactions and the funding of the Phase IA Addition for the development of the Phase IA Addition, the disbursement of which will be governed by the terms of the new credit facility. Pro forma stockholders' equity (deficit) represents the recognition of a $53.3 million extraordinary loss on early retirement of indebtedness which includes $33.5 million of call premiums to be incurred in connection with the Refinancing Transactions and $19.8 million related to the write-off of unamortized debt offering costs and unamortized original issue discount.